UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 16, 2007

FIRSTGOLD CORP.
(Exact Name of Registrant as Specified in Charter)

(formerly Newgold, Inc.)

Delaware	0-20722	16-1400479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3108 Gabbert Drive, Suite 201 Cameron Park, CA	95682
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (530) 677-5974

Newgold, Inc.
400 Capital Mall, Suite 900, Sacramento, CA 95814
(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Private Placement

On September 26, 2006, Firstgold Corp. (formerly Newgold, Inc.) entered into a Securities Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) with Cornell Capital Partners, L.P. (“Cornell Capital”) in connection with a private placement of convertible debentures, in the aggregate principal amount of $2,200,000 and bearing interest of 8% per annum (the “Debentures”). On November 1, 2006 the Purchase Agreement was amended to increase the aggregate principal amount of the convertible debentures to $3,000,000. The Debentures will be funded $1,000,000 at the closing, $1,000,000 upon the filing of a resale registration statement with the Securities and Exchange Commission and $1,000,000 upon the registration statement being declared effective. The Debentures will be due and payable in three years from the date of issue unless converted into shares of the Company’s common stock or repaid prior to their expiration date. The maximum conversion rate is $0.4735 per share subject to certain adjustments. Additionally, pursuant to the amended Purchase Agreement, the investor was issued warrants (the “Warrants”) to purchase an aggregate of 3,500,000 shares of Firstgold common stock with 2,000,000 warrants exercisable at $0.45 per share and 1,500,000 warrants exercisable at $0.60 per share. The Warrants have a term of four years and are immediately exercisable.

Pursuant to the November 1, 2006 amended Purchase Agreement, Firstgold issued a Secured Convertible Debenture on September 26, 2006 for gross proceeds of $1,000,000. On December 1, 2006, Firstgold issued a second Secured Convertible Debenture for gross proceeds of $1,000,000.

On March 16, 2007, the parties to the Purchase Agreement agreed to change the date for issuance of the third and final Secured Convertible Debenture from the date the Company’s currently pending SB-2 Registration Statement was declared effective by the SEC to the new issue date of March 16, 2007. Consequently, on March 16, 2007, Firstgold issued the third and final Secured Convertible Debenture for gross proceeds of $1,000,000. Net proceeds of $910,000 were disbursed to Firstgold on March 19, 2007.

As part of the March 16, 2007 amendment, Firstgold amended the warrants to acquire 1,500,000 shares of the Company’s common stock held by Cornell Capital to reduce the exercise price from $0.60/share to $0.45/share.

Item 2.03 Creation of a Direct Financial Obligation

See Item 1.01 above, which disclosures are incorporated herein by reference. The Secured Debentures represent $3,000,000 of debt owed by the Company. The Debentures bear interest at an annual rate of 8% which accrues until the maturity date which is three years from the date of issue at which time all principal and accrued interest not previously converted into Firstgold common stock or repaid, will be due and payable. Both principal and interest are convertible into shares of the Company’s common stock at a 5% discount from the lowest average bid price occurring during the 30 days prior to the time of conversion or $0.4735 per share, whichever, is lower. The $0.4735 price per share is subject to adjustment for stock splits, dividends or if securities of the Company are sold at a price below $0.4735 per share (with certain exceptions). Firstgold may repay the debt early by paying a Redemption Premium equal to 10% of the principal amount being redeemed plus accrued interest thereon.

Cornell Capital also has a right to participate in any future financings by Firstgold occurring between September 26, 2006 and March 25, 2008.

The Debentures are secured by the general assets of the Company and by 146 unpatented mining claims existing on the Company’s Relief Canyon mining property located in Pershing County, Nevada. In addition, the Company has pledged an additional 10,000,000 shares of its common stock which could be issued to the investor in the event of a default depending on how much of the Debenture principal and interest remained at the time of the default.

Item 3.02 Recent Sales of Unregistered Securities

See Item 1.01 above, which disclosures are incorporated herein by reference. The issuance of the March 16, 2007 Debenture and Amended Warrants were completed in accordance with the exemption provided by Rule 506 of Regulation D of the Securities Act of 1933 and/or Section 4(6) of the Securities Act of 1933, as amended. The investor represented that it is an accredited investor, as defined in Rule 501 of Regulation D, and that it was acquiring the securities for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act.

Item 9.01 Financial Statements and Exhibits

Exhibits.

10.25	Convertible Debenture dated March 16, 2007
10.26	Amended and Restated Warrant dated March 16, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2007	FIRSTGOLD CORP. By: /s/ James Kluber James Kluber, Chief Financial Officer

4